Exhibit 4.7

Restricted Common Stock Award Agreement

(Non-Employee Director Form)

This Restricted Common Stock Award Agreement (this “Agreement”) is made and entered into as of _________ (the “Grant Date”) by and between Regional Health Properties, Inc., a Georgia corporation (the “Company”), and ______________ (the “Grantee”).

WHEREAS, the Company has adopted, and the Company’s shareholders have approved, the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “Plan”);

WHEREAS, capitalized terms that are used but not defined in this Agreement have the meaning ascribed to them in the Plan; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant an Award of Restricted Common Stock under the Plan as provided in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Restricted Common Stock. Pursuant to Article 6 of the Plan, the Company hereby grants to the Grantee on the Grant Date an Award of Restricted Common Stock consisting of, in the aggregate, __________ shares of Common Stock (the “Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan.

2.Consideration. The grant of the Shares is made in consideration of the services to be rendered by the Grantee to the Company.

3.Vesting.

3.1Subject to Section 3.2 of this Agreement and except as otherwise set forth in this Agreement, the Shares will vest in accordance with the following schedule:

Vesting Date	Number of Shares Which Vest on the Vesting Date
______________	[one-third of the Shares]
______________ ______________	[one-third of the Shares] [one-third of the Shares]

3.2The vesting schedule set forth in Section 3.1 of this Agreement notwithstanding, if the Grantee ceases to be a Director through the final vesting date listed above for any reason (including the expiration of the Grantee’s term as a Director or the Grantee’s resignation, removal, death or Permanent Disability), then the Shares which have not vested as of

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the date the Grantee ceases to be a Director shall be automatically forfeited upon such date, and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

4.Transferability. Subject to any exceptions set forth in the Plan, the Shares and any rights relating thereto may not be transferred, alienated, pledged, encumbered, assigned or otherwise disposed of until the Shares have vested, and any attempt to do so shall be null and void and of no effect.

5.Rights as Shareholder; Dividends.

5.1The Company may issue stock certificates evidencing the Shares or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical custody of any stock certificates that are issued may be retained by the Company or its transfer agent as escrow holder until such time as the Shares vest.

5.2Upon delivery of the Shares to the Grantee or the escrow holder, and subject to the provisions of this Agreement, the Grantee shall have with respect to the Shares all of the rights of an owner of Common Stock including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares.

5.3If the Grantee forfeits any Shares in accordance with Section 3 of this Agreement, then the Grantee shall, on the date of such forfeiture, no longer have any rights as an owner of Common Stock with respect such Shares and shall no longer be entitled to vote or receive dividends on such Shares.

6.No Right to Continued Board Service. Nothing in the Plan or this Agreement: (a) shall confer upon the Grantee any right to continue his or her service as a Director or to be retained in any other position by the Company or any Affiliate, whether as an Employee, Consultant or otherwise; or (b) shall interfere with, or restrict in any way, the rights of the Company or any Affiliate to discharge or terminate the relationship with the Grantee at any time for any reason whatsoever.

7.Tax Liability and Withholding.

7.1The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation payable to the Grantee, the amount of any required withholding taxes in respect of the Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In the discretion of the Committee, the Grantee may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)tendering a cash payment;

(b)authorizing the Company to withhold shares of Common Stock otherwise issuable or deliverable under this Agreement (or to allow the return of shares of Common Stock) having a Fair Market Value equal to the amount required to be withheld; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by Applicable Law; or

(c)delivering to the Company previously owned and unencumbered shares of Common Stock with a Fair Market Value equal to the amount required to be withheld.

7.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company: (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

8.Section 83(b) Election. The Grantee may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to the Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, then the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

9.Compliance with Law. The issuance and transfer of the shares of Common Stock subject to the Award granted under this Agreement shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed. No such shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register such shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any securities exchange to affect such compliance.

10.Legends. A legend may be placed on any certificates, book entry accounts or other documents relating to the Shares indicating restrictions on transferability of the Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any securities exchange on which the shares of Common Stock are then listed.

11.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate office. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.Governing Law. This Agreement shall be administered, interpreted and enforced under the laws of the State of Georgia, without regard to conflicts of laws thereof.

13.Interpretation. The Committee shall have the power to interpret this Plan and this Agreement. The Grantee acknowledges that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under this Agreement, the Award granted under this Agreement or the Plan.

14.Subject to the Plan. This Agreement and the Award granted under this Agreement are subject to the terms and provisions of the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated into this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and the Plan, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the persons to whom the Shares may be transferred by will or under Applicable Law regarding descent and distribution.

16.Severability. The invalidity or unenforceability of any provision of this Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Agreement or the Plan, and each provision of this Agreement and the Plan shall be severable and enforceable to the extent permitted by Applicable Law.

17.Discretionary Nature of Plan. The Plan is discretionary and may be amended or otherwise modified, suspended or terminated at any time from time to time by the Board or the Committee in accordance with its terms. The grant of an Award under this Agreement does not create any contractual right or other right to receive any Restricted Common Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, suspension or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s membership on the Board.

18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof and hereof, and accepts the Award granted under this Agreement subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Shares or disposition of the Shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: REGIONAL HEALTH PROPERTIES, INC.
By: Name: Title:
GRANTEE:
Signature: Name: